Exhibit 10.2

Raytheon	William H. Swanson Chairman and CEO 781.522.5000 781.522.5001 fax william_h_swanson@raytheon.com	Raytheon Company 870 Winter Street Waltham, Massachusetts 02451 USA

March 4, 2005

Ms. Pamela Wickham

350 Sharon Park Drive #S25

Menlo Park, CA 94025

Dear Pam,

It is my sincere pleasure to extend to you this offer for the position of Vice President, Corporate Affairs & Communications for Raytheon Company reporting to me. You will be a great addition to our Leadership Team. Your position will be an officer of the corporation and, along with the compensation outlined below, is subject to election by the Raytheon Board of Directors.

The offer is a base salary of $375,000 annually. The position resides in Raytheon’s Global Headquarters in Waltham, Massachusetts.

Additional elements of this offer will consist of the following:

•	You will participate in the Results Based Incentive Program (RBI) with a target incentive of 60% of your annualized base salary. For the 2005 performance year, you are guaranteed an RBI award of $225,000 which represents 60% of your annualized salary.

•	Subject to approval of the Management Development and Compensation Committee (“MDCC”) of the Raytheon Board of Directors, you will be awarded 10,000 shares of restricted stock subject to the terms of the award and the provisions of the Raytheon Stock Plan. These shares will have restrictions lapse at a rate of one-third each year over three (3) years, but you will be eligible for dividends on the entire award.

•	Subject to approval of the Management Development and Compensation Committee (“MDCC”) of the Raytheon Board of Directors, you will be awarded 6,000 shares of restricted stock as part of our regular annual grant cycle, anticipated to occur in the May/June timeframe of 2005, subject to the terms of the award and the provisions of the Raytheon Stock Plan. These shares will have restrictions lapse at a rate of one-third each year after years two, three and four. You will be eligible for dividends on the entire grant.

•	You will be eligible to participate in Raytheon’s Long Term Performance Program (LTPP). For 2005, your participation is a targeted share opportunity of 12,000 shares of Raytheon stock. LTPP is a performance-based program and your final award is based on performance achieved at the end of a three-year cycle (2005-2007) relative to a defined peer group. Participation in this plan is subject to annual review. See enclosure.

•	You will be eligible to participate in Raytheon’s Deferred Compensation Program, subject to the terms and conditions of the program. See enclosure.

•	A hiring bonus of $75,000. This is considered taxable income and will be paid to you within one (1) month from your date of hire. Should you voluntarily leave the Company within one (1) year of your start date, you agree to repay the sum to the Company within thirty (30) days from your last day of employment with Raytheon.

•	If the Company without cause involuntarily separates you from employment, you will be entitled to a Separation Payment of one (1) year’s compensation (base salary/bonus).

Pamela Wickham

March 4, 2005

•	20 days per year of Paid Time Off.

•	Eligibility for the Raytheon Supplemental Executive Retirement Plan. This non-qualified plan provides a pension of 35% of final average compensation after 10 years of Raytheon service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by Social Security.

•	A Company leased car with an annual lease value of $14,000 or a $14,000 maximum annual allowance ($538.46 bi-weekly payment).

•	You are eligible to participate in the Raytheon Excess Savings Plan when you reach one of the Internal Revenue Code limits, with a benefit equal to the amount you deferred into the Plan (and the Company match on your deferral of 100% up to the first 4% of your contribution) plus gains and losses based on your investment elections for the Raytheon Excess Savings Plan. See enclosure.

•	You are eligible to receive Company paid senior executive life insurance which equals four (4) times your annual base salary. You are also eligible to receive enhanced life insurance equal to one (1) time your annual base salary. If you choose not to elect this benefit, your enhanced life insurance will be capped at $50,000.00. See enclosure – Executive Benefits Program.

•	Financial planning assistance of $12,000 for your first year of employment and $10,000 annually thereafter. See enclosure – Executive Benefits Program.

•	Excess liability coverage of $5 million. See enclosure – Executive Benefits Program.

•	You will be eligible to participate in the Executive Health Program, which includes an annual comprehensive medical assessment. This benefit has an annual allowance of $2,000 for your participation in the program. You will also be enrolled in the Executive Registry, a health care program designed for traveling executives and their families. The Registry operates as a domestic and international network of leading academic medical centers and affiliations. See enclosure – Executive Benefits Program.

•	Eligibility for first class airfare for all business travel.

•	Tax preparation assistance by KPMG for your international relocation which occurred with General Electric Healthcare.

•	Necessary equipment and installation by Raytheon Company to establish home office capability.

Enclosed please find our Key Employee Relocation summary that details the relocation allowances you are authorized once you accept this offer of employment. Under our relocation policy you will be eligible for a $5,000 Miscellaneous Expense Allowance (MEA). As a Key Employee, you will also receive a total of three (3) months’ salary as a relocation incentive, and a guaranteed offer to purchase your current primary residence, if necessary. Cendant Mobility Services will coordinate your relocation as well as provide comprehensive counseling on all aspects of your relocation. We will have a Cendant representative contact you upon your acceptance of this offer. Should you voluntarily leave the Company within one (1) year of your date of hire, all monies paid to you or on your behalf for relocation related activities will become repayable in full to Raytheon within 30 days of your termination.

Pamela Wickham

March 4, 2005

You should be aware that all monies paid by the Company in connection with your relocation must, by law, be included in your gross earnings and will be subject to applicable taxes. However, in recognition of the added federal and state tax obligation resulting from taxable relocation reimbursements, the Company will provide a tax allowance to give substantial relief for these taxes. Please refer to the enclosed relocation policy for these details.

This offer is contingent upon your meeting the requirements on the enclosed Minimum Conditions for Hire document. If you believe any of the terms or conditions in this letter are not consistent with your understanding, or if you have any questions, please don’t hesitate to contact Keith Peden at his office at 781.522.5097.

Acceptance of this offer will be considered an acceptance to all terms and conditions listed in the offer and attachments. Please sign below to indicate your acceptance and return this offer letter to Keith Peden in the enclosed envelope. The duplicate letter is a copy for your records.

Pam, I am excited about the potential of you joining the team. I look forward to a swift and favorable response.

Yours truly,

/s/ William H. Swanson
William H. Swanson
Chairman and Chief Executive Officer

Pamela Wickham

March 4, 2005

Enclosures:

Attachment I

Duplicate Offer Letter

SAS envelope (to return acceptance letter)

Minimum Conditions for Hire

Conflict of Interest Policy

Conflict of Interest Certificate[1]

Outside Interests or Activities Disclosure[1]

Medical Clearance Requirements

Alcohol/Drug Use and Abuse Policy # 000000099-RP

Pre-employment Drug Testing Program Policy # 31-5017-110

Pre-placement Drug Testing Consent Form[2]

Pre-placement Occupational Health and Safety Questionnaire

Forensic Drug Testing Custody and Control Form[2]

ADR Brochure

Executive Relocation Policy – Key Employee

Relocation Expense Agreement[1]

Raytheon Salaried Pension Plan Brochure

Raytheon Excess Savings Plan Brochure

Executive Benefits Program Brochure

Long Term Performance Program (LTPP)

Raytheon Deferred Compensation Plan

[1]	to be completed/signed and returned in DHL envelope pre-addressed to Melissa Delin
[2]	to be completed/signed and returned in DHL envelope pre-addressed to Raytheon Company Health Center

I hereby accept this offer of employment and agree to the terms and conditions described in this letter. I understand that my acceptance of this offer does not constitute an employment contract and that my employment with Raytheon Company may be terminated, either by my employer or myself at anytime, for any reason, with or without notice.

/s/ Pamela A. Wickham	3/7/05
Signature	Date

Pamela Wickham

March 4, 2005

Attachment I

Please read the following information. Sign to signifying your acceptance of the terms and conditions contained within these paragraphs. Please return the Attachment with your signed offer letter.

Raytheon has confidence in the loyalty and honesty of its employees. Each employee is responsible for recognizing and avoiding activities, investments or relationships which involve or might appear to involve, or could result in a conflict of interest that might be adverse to the interests on Raytheon. Formal requirements to disclose conflicts of interest are imposed to enable the Company to demonstrate consistency that conflicts of interest are neither permitted nor condoned, and to ensure that proper standards of ethical conduct are maintained by its employees and consultants. Attached is a copy of the Company’s Conflict of Interest Policy and the Conflict of Interest Certificate and Outside Interests or Activities Disclosure form that you will be asked to sign. If you have any issues with these documents, please contact me immediately.

You agree that, as a condition of this offer and your continued employment with Raytheon, any dispute arising between you and Raytheon will be subject to resolution under the provisions of the Raytheon Alternative Dispute Resolution Program. A summary of this program is attached for your review.

You represent and warrant that you are free to enter into the Company’s employ and that such employment is not in conflict or in any way restricted by agreement or restraint you may have with your current or past employer. You further agree not to disclose any trade secrets or proprietary or confidential information that is the property of any other party now or hereafter in your possession. You represent that you have provided Raytheon copies of all employment, proprietary information, and other restrictive agreements currently in effect to which you are a party.

/s/ Pamela A. Wickham	3/7/05
Signature	Date